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Exhibit 23.1

The accompanying financial statements give effect to a 1-for-1.82 reverse stock split of the common stock of Clarus Therapeutics, Inc. which will take place immediately prior to the effectiveness of the registration statement. The following consent is in the form which will be furnished by McGladrey & Pullen, LLP, an independent registered public accounting firm, upon completion of the 1-for-1.82 reverse split of the common stock of Clarus Therapeutics, Inc. described in Note 3 to the financial statements assuming that from October 18, 2010 to the date of such completion no other material events have occurred that would affect the financial statements or the required disclosures therein.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
January 20, 2011

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-170738) of Clarus Therapeutics, Inc. of our report dated October 18, 2010 relating to our audits of the financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated October 18, 2010, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

Chicago, Illinois

                  , 2011

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  Exhibit 23.1